                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated June 10, 1999 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                Any and All Outstanding Shares of Common Stock

                                      of

                            STIMSONITE CORPORATION

                                       at

                          $14.75 Net Per Share in Cash

                                       by

                         VISION ACQUISITION CORPORATION

                          a wholly owned subsidiary of

                           AVERY DENNISON CORPORATION

Vision Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Avery Dennison Corporation, a Delaware corporation ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Stimsonite Corporation, a Delaware corporation (the "Company"), at a price of $14.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the merger described below. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME, ON JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not properly withdrawn, that number of Shares representing at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the satisfaction of certain other conditions set forth in the Offer to Purchase.

     The Board of Directors of the Company has approved the Offer, the Merger, the Merger Agreement and the Stockholder Tender Agreement, has determined that the Merger is advisable and that the Offer and the Merger are fair to and in the best interests of the

Company's stockholders and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     Certain stockholders of the Company (the "Selling Stockholders"), owning in the aggregate approximately 20% of the issued and outstanding Shares, have entered into an agreement with Parent and Purchaser pursuant to which the Selling Stockholders agree to tender and sell their Shares to Purchaser pursuant to the Offer.

     The Offer is being made pursuant to a Merger Agreement, dated as of June 4, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Parent or Purchaser or any subsidiary of Parent, or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be canceled and converted automatically into the right to receive $14.75 in cash, or any other price that may be paid per Share in the Offer, if amended, without interest thereon (the "Offer Price").

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to LaSalle Bank, N.
A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders of such Shares. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and
(iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Subject to the terms and conditions of the Merger Agreement and the applicable rules of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will any interest be paid on the purchase price for tendered Shares, regardless of any extension of the Offer or any delay in acceptance for payment and payment for tendered Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on July 8, 1999 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 9, 1999. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th Floor
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 425-1685
                  All Others Call Toll Free: (800) 848-2998

June 10, 1999